UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

TravelCenters Of America Inc.

(Name of Registrant as Specified In Its Charter)

ARKO Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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This filing contains the following communications:

1. Letter to TravelCenters of America, Inc. Board of Directors, dated March 27, 2023.

2. Letter to Service Properties Trust Board of Directors, dated March 27, 2023.

3. ARKO Press Release, dated March 27, 2023.

1. The following letter from ARKO Corp. was sent to TravelCenters of America, Inc.’s Board of Directors on March 27, 2023.

March 27, 2023

RE: Superior Proposal from ARKO for TravelCenters

To the Board of Directors of TravelCenters of America, Inc.,

ARKO Corp. (“we” or “ARKO”) is in receipt of the letter from Mark Young dated March 22, 2023 informing us of the surprising conclusion of the Board of Directors (“Board”) of TravelCenters of America, Inc. (“you” or “TravelCenters”) that ARKO’s obviously superior proposal to acquire TravelCenters does not constitute a Superior Proposal (as such term is defined in the Agreement and Plan of Merger, dated February 15, 2023, among TravelCenters, BP Products North America Inc. (“BP”) and Bluestar TRM, Inc. (the “Merger Agreement”)) and, even more surprisingly, “could not reasonably be expected to lead to a Superior Proposal.” In our view, it is reasonably apparent that “Party G” in TravelCenters’ preliminary proxy statement filed with the Securities and Exchange Commission on March 22, 2023, is ARKO. Accordingly, we think it is appropriate to share this letter publicly.

As noted in our prior letter to the Board, we were disappointed that we were not contacted prior to the announcement of the signing of the Merger Agreement, given the strategic fit between our respective businesses. As you know, ARKO is one of the most acquisitive operators of convenience stores and wholesalers of fuel in the United States and has completed 23 transactions since 2013. Furthermore, and as has been publicly announced, in the past eighteen months we have entered into acquisitions constituting approximately $900 million in transaction value, financed in part under our publicly disclosed program agreement with Oak Street Capital. Of those acquisitions we have never required any financing condition, and since 2013 we have closed on every acquisition for which we have gone under contract. Because we were excluded from your sale process, time is short, but we have the ability and resources to move fast and complete a transaction.

We have reviewed the publicly available terms of the proposed transaction with BP, as well as the preliminary proxy statement, which discloses the reasons for the Board’s decision not to enter into discussions with ARKO. We believe the Board’s decision regarding our proposal was not correct and was not in the best interests of TravelCenters’ shareholders. Below we address the concerns expressed in the proxy statement regarding our proposal.

Our proposal represents a meaningful premium of $6.00 per share to the value of BP’s offer (an almost 7% premium and nearly $100 million more in value to shareholders). We are highly confident in our ability to finance the transaction, and our proposal includes no financing-related conditions. We have obtained assurances from Oak Street Capital to finance a portion of the necessary funds. When TravelCenters engages with ARKO, we and Oak Street Capital would be happy to discuss the financing with you.

Further, as noted in our prior letter, we are prepared to quickly enter into an Agreement and Plan of Merger along with the other ancillary arrangements as set forth therein on the same material terms as in the Merger Agreement with BP, and we can deliver a markup of such agreements promptly following being advised that we may proceed in discussions and negotiations with you. We are prepared to immediately commence confirmatory due diligence once given access to your electronic data room. Indeed, if you had not taken more than a week to merely brush aside our superior proposal immediately prior to filing the preliminary proxy statement, we could have been performing due diligence during that period and could have already sent you a markup of the Merger Agreement.

ARKO has vast experience with regulatory processes as part of its acquisition history, and has satisfied all previous regulatory requirements. Our counsel is available to discuss our track record of obtaining regulatory approvals in a timely manner. We are prepared to make similar or better regulatory commitments as the ones TravelCenters has already obtained from BP, including the same reverse termination fee agreed to by BP and a commitment to divest a meaningful amount of assets if required by regulatory authorities.

With respect to ARKO’s creditworthiness for purposes of the need to obtain the consent of Service Properties Trust (“SVC”) to the assignment of leases, we want to highlight that our current net leverage is ~2x and we are rated B+(Stable) and B2(Stable) by S&P and Moody’s, respectively. As evidence of our commitment to the transaction and creditworthiness, we are prepared to pre-pay $202 million for 11 years of lease payments to SVC using the same discount rate as BP’s proposal, in comparison to BP’s proposal to pre-pay $188 million for 10 years of lease payments. Additionally, through our financing/acquisition program and in order to provide SVC with more liquidity, we would be amendable to facilitating discussions with SVC to arrange for the purchase of approximately $500 million of its fee owned real estate related to this transaction (which would then be leased to us). We are separately reaching out to SVC’s board of directors to let it know of our intention regarding such pre-payment and to initiate discussions regarding our financial position.

It should be obvious that at the very least, in accordance with the terms of the Merger Agreement that would allow TravelCenters to engage in discussions with ARKO, our proposal “could reasonably be expected to lead to a Superior Proposal.” To say otherwise is merely denying shareholders the possibility of a better transaction value. We believe it is riskless to the shareholders of TravelCenters to engage with ARKO, when the Board could ultimately determine after discussions and further investigation to proceed with the BP transaction and that a transaction with ARKO does not in fact represent a Superior Proposal.

Our Board of Directors has approved this proposal, and no other internal approvals will be required to proceed with this transaction.

The terms of this proposal and any and all discussions between the parties with respect to the subject matter hereof, shall be non-binding and shall not in any way obligate any party to perform any transaction outlined or described herein, or any other transaction, or to continue their discussions with respect hereto or thereto. The parties shall only become legally bound with respect to any such transaction if and when they, and all other parties thereto, execute and deliver definitive transaction documents which are mutually acceptable to the parties to such documents.

We are available to meet at any time to answer questions of the Board, management or your advisors, so that you are in a position to validate the superiority of our offer and negotiate and enter into a merger agreement as soon as possible thereafter.

Sincerely,

ARKO CORP.

By:	/s/ Arie Kotler
Arie Kotler, Chairman & CEO

By:	/s/ Maury Bricks
Maury Bricks, General Counsel

2. The following letter from ARKO Corp. was sent to Service Properties Trust’s Board of Directors on March 27, 2023.

March 27, 2023

RE:    TravelCenters of America, Inc.

To the Board of Directors of Service Properties Trust (“SVC”),

Reference is made to the Agreement and Plan of Merger, dated February 15, 2023, among TravelCenters of America, Inc. (“TravelCenters”), BP Products North America Inc. (“BP”) and Bluestar TRM, Inc. (the “Merger Agreement”) whereby BP proposes to acquire TravelCenters.

As you know, ARKO Corp. (“ARKO”) has submitted a proposal to the board of TravelCenters to acquire TravelCenters and, in connection with such transaction, the consent by SVC to the assignment of leases is required.

As stated in TravelCenters’ preliminary proxy statement filed with the SEC, we understand that the SVC board, including all of the SVC independent trustees, has reached “a preliminary consensus that because of [ARKO’s] credit rating and financial condition, SVC would not consent to the assignment of leases or accept [ARKO] or its affiliates as a guarantor” in the event that TravelCenters entered into a transaction with ARKO.

We understand and appreciate that SVC was not in a position to be able to fully assess the creditworthiness and financial condition of ARKO in connection with deciding whether to consent to the assignment of leases and, given the preliminary nature of the SVC board’s consensus, we would like the opportunity to address the SVC board’s decision. With respect to ARKO’s creditworthiness, we want to highlight that our current net leverage is ~2x and we are rated B+(Stable) and B2(Stable) by S&P and Moody’s, respectively.

We would also like to bring to SVC’s attention that we are prepared to pre-pay $202 million for 11 years of lease payments to SVC using the same discount rate as BP’s proposal, in comparison to BP’s proposal to pre-pay $188 million for 10 years of lease payments. We are separately reaching out to TravelCenters’ board of directors to let it know of our intention regarding such pre-payment. Additionally, through our financing/acquisition program and in order to provide SVC with more liquidity, we would be amendable to facilitating discussions with SVC to arrange for the purchase of approximately $500 million of its fee owned real estate related to this transaction (which would then be leased to us).

We are confident that our proposal to TravelCenters will lead to a “Superior Proposal” (as defined in the Merger Agreement) and would like to thank you advance for your consideration of the request contained herein. We are available to meet at any time and/or respond to any questions of the SVC board, management or your advisors, so that you are in a position to validate the creditworthiness and financial condition of ARKO.

Sincerely,

ARKO CORP.

By:	/s/ Arie Kotler
Arie Kotler, Chairman & CEO

By:	/s/ Maury Bricks
Maury Bricks, General Counsel

3. ARKO Corp. issued the following press release on March 27, 2023.

ARKO Corp. Urges Travel Center of America’s Board to Consider Superior Acquisition Proposal

ARKO’s proposal to offer $92 per share should be seriously considered by

TravelCenters of America’s Board of Directors

RICHMOND, Va., March 27, 2023 — ARKO Corp. (Nasdaq: ARKO) (“ARKO”), a Fortune 500 company and one of the largest convenience store operators in the United States, today issued a letter urging Travel Centers of America’s (Nasdaq: TA) (“TravelCenters”) Board to seriously consider ARKO’s proposal to acquire TravelCenters and engage with, rather than exclude, ARKO in the sale process.

Following the submission of our March, 14, 2023 proposal to acquire TravelCenters for $92 a share and requesting access to diligence materials, and after reviewing the publicly available terms of the proposed transaction with BP Products North America Inc., a wholly owned indirect subsidiary of BP p.l.c. (NYSE: bp) (“BP”), as well as TravelCenters’ preliminary proxy statement, ARKO believes the Board’s decision regarding ARKO’s proposal was incorrect and not in the best interests of TravelCenters’ stockholders.

ARKO’s proposal is superior to BP’s offer of $86 a share, and engaging with ARKO is obviously beneficial for TravelCenters’ stockholders. ARKO’s proposal represents a meaningful premium of $6.00 per share to the value of BP’s offer, adding nearly $100 million in additional value to TravelCenters’ stockholders. The proposal maintains the discipline that ARKO’s stockholders are accustomed to, and that is characteristic of ARKO’s systematic growth strategy designed to increase cash flow and profitability.

TravelCenters’ Board should seriously consider ARKO’s strong financial position.

ARKO is prepared to immediately commence confirmatory due diligence and quickly enter into an Agreement and Plan of Merger along with the other ancillary arrangements on the same material terms as in the Merger Agreement with BP. As one of the most acquisitive operators of convenience stores in the United States, with 23 transactions completed since 2013 and one pending and expected to close in the second quarter of 2023, ARKO has never required any financing conditions and has closed every acquisition it has put under contract. ARKO’s proposal to TravelCenters offers no financing-related conditions.

ARKO urges TravelCenters’ Board to seriously consider ARKO’s superior proposal to acquire TravelCenters of America. ARKO believes it is riskless to TravelCenters’ stockholders for TravelCenters’ Board to engage with ARKO, and that doing so could reasonably be expected to lead to a superior proposal.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the timing, scope, terms, conditions and completion of a potential ARKO transaction to acquire certain businesses and assets of TravelCenters, the anticipated benefits of the potential transaction and other statements other than historical facts. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential resurgence of the coronavirus (COVID-19) pandemic; negotiations (or lack thereof) regarding the potential transaction with TravelCenters; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

Additional Important Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document relates to a proposal which ARKO Corp. (“ARKO”) has made for a business combination transaction with TravelCenters of America, Inc. (“TravelCenters”). In furtherance of this proposal and subject to future developments, ARKO, (and, if a negotiated transaction is agreed, TravelCenters) intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including, if required, a proxy statement on Schedule 14A (the “Proxy Statement”). IF SUCH A TRANSACTION WERE TO OCCUR, ARKO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of TravelCenters. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by ARKO through the website maintained by the SEC at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the timing, scope, terms, conditions and completion of a potential ARKO transaction to acquire certain businesses and assets of TravelCenters, the anticipated benefits of the potential transaction and other statements other than historical facts. Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential resurgence of the coronavirus (COVID-19) pandemic; negotiations (or lack thereof) regarding the potential transaction with TravelCenters; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Participants in the Solicitation

ARKO, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TravelCenters common stock in respect of the proposed transaction. Information about ARKO’s directors and executive officers is available in ARKO’s proxy statement, dated April 27, 2022, filed with the SEC in connection with ARKO’s 2022 annual meeting of stockholders. Except as disclosed above, regarding the proposed transaction, to the knowledge of ARKO, none of its directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in TravelCenters. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.